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                                                                   Exhibit 99.1

                     [Letterhead of Kaneb Pipe Line Company]



August 14, 1998


Dear Unitholder:

         We are pleased to enclose a check representing the quarterly distribution of Kaneb Pipe Line Partners, L.P. for the second quarter of 1998. This distribution is in the amount of $0.65 per Unit payable on each class of your Partnership's Units.

         This cash distribution represents the 12th consecutive quarterly cash distribution of Available Cash constituting Cash from Operations in an amount equal to or exceeding the $0.55 Minimum Quarterly Distribution specified in the Amended and Restated Agreement of Limited Partnership of the Partnership. In accordance with the Partnership Agreement, the payment of this distribution ends the Preference Period, and all differences and distinctions between Senior Preference Units, Preference Units and Common Units automatically cease.

         As of today, all outstanding units of limited partnership interests in the Partnership are designated as "Units" and will constitute a single class of equity securities. The Units have been approved for listing on the New York Stock Exchange, Inc., where they will trade under the symbol "KPP". The termination of the Preference Period is not expected to have any affect on your future cash distributions.

         No action is required on your part. Pursuant to the terms of the Partnership Agreement, Unit Certificates that purport to represent Senior Preference Units, Preference Units or Common Units will be deemed to represent Units, without distinction. You do not need to exchange your currently held certificates. Should you elect to sell them in the future they will be treated as "Units" and be readily transferable.

         Thank you for your continuing support.

                                         Very truly yours,



                                         Edward D.  Doherty
                                         Chairman
                                         Kaneb Pipe Line Company